IHEARTMEDIA NAMES DAVID HILLMAN EXECUTIVE VICE PRESIDENT, CHIEF LEGAL OFFICER AND SECRETARY

NEW YORK –April 24, 2025 – iHeartMedia, Inc. (Nasdaq: IHRT) announced today that David Hillman has been named its Executive Vice President, Chief Legal Officer and Secretary.

In his new role, Hillman will oversee all legal matters for the company, including the compliance, regulatory and corporate governance functions, as well as the company’s Government Affairs, Business Affairs and Privacy teams.

Hillman comes to iHeart with broad media experience. Most recently he served as Chief Legal Officer and member of the founding leadership team of Venu Sports, a sports streaming joint venture between ESPN, FOX and Warner Bros. Discovery. Prior to Venu, Hillman worked at Paramount Global, last serving as EVP and General Counsel of CBS Sports and CBS News & Stations. He also served as General Counsel at both Simon & Schuster and Westwood One. Hillman started his legal career at Stroock & Stroock & Lavan, advising clients on labor and employment matters.

“David has very relevant experience across a range of media businesses, as well as specific familiarity with the audio industry,” said Bob Pittman, Chairman and CEO of iHeartMedia, Inc. “We believe his wealth of experience will make him an ideal addition to the iHeart executive team as we continue to grow our momentum as the #1 audio company in America.”

“iHeart is the leader in the audio space in America, backed by a management team deeply committed to growth and innovation, and I’m excited to join and contribute to what’s next,” said Hillman. “I look forward to working with iHeart’s leadership, partners, and the talented Legal team to help advance the company across every corner of the audio landscape.”

About iHeartMedia, Inc.

iHeartMedia (Nasdaq: IHRT) is the number one audio company in the United States, reaching nine out of 10 Americans every month. It consists of three business groups.

With its quarter of a billion monthly listeners, the iHeartMedia Multiplatform Group has a greater reach than any other media company in the U.S. Its leadership position in audio extends across multiple platforms, including more than 860 live broadcast stations in over 160 markets nationwide; its National Sales organization; and the Company’s live and virtual events business. It also includes Premiere Networks, the industry’s largest Networks business, with its Total Traffic and Weather Network (TTWN); and BIN: Black Information Network, the first and only 24/7 national and local all news audio service for the Black community. iHeartMedia also leads the audio industry in analytics, targeting and attribution for its marketing partners with its SmartAudio suite of data targeting and attribution products using data from its massive consumer base.

The iHeartMedia Digital Audio Group includes the Company’s fast-growing podcasting business -- iHeartMedia is the number one podcast publisher in downloads, unique listeners, revenue and earnings -- as well as its industry-leading iHeartRadio digital service, available across more than 500+ platforms and thousands of devices; the Company’s digital sites, newsletters, digital services and programs; its digital advertising technology companies; and its audio industry-leading social media footprint.

The Company’s Audio & Media Services reportable segment includes Katz Media Group, the nation’s largest media representation company, and RCS, the world's leading provider of broadcast and webcast software.

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